Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 23rd day of April, 2008, by and between Cell Therapeutics, Inc., a corporation (“CTI” or the “Company”), and Craig Philips, (“Employee”).

WITNESSETH:

WHEREAS, the Company entered into a Consulting Letter Agreement with Employee on or about April 23, 2008;

WHEREAS, the Board of Directors of the Company desires to hire Employee and Employee desires to be hired by the Company under the terms and conditions of this Agreement;

WHEREAS, the Company and Employee desire to enter into an agreement expressly indicating the terms and conditions of their relationship and providing for certain arrangements upon the termination of Employee’s relationship with the Company.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Employee hereby agree as follows:

1. Employment. Beginning on August 1, 2008, the Company shall employ Employee as President of the Company and Employee hereby accepts such employment and shall serve the Company, to perform such reasonable and customary duties commensurate with his position as may be assigned to him by the Chief Executive Officer of the Company. Employee shall report to the Chief Executive Officer. During his employment, Employee shall devote his full time and best efforts to the business and welfare of the Company, provided that it shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committee, fulfill occasional speaking or teaching engagements, or manage his personal investments, as long as such activities do not materially interfere with Employee’s responsibilities to the Company or constitute a conflict of interest with the Company. Such duties shall be rendered primarily at the Company’s facility in Seattle, Washington, provided that, Employee shall undertake such travel as is reasonably necessary in connection with the performance of his duties.

2. Salary and Bonus. The Company will pay Employee for his services an annual base salary of Four Hundred and Two Thousand Dollars ($402,000) subject to annual review by CTI’s Compensation Committee as approved by the Board of Directors of the Company, in their sole discretion. Salary shall be paid bi-monthly in the gross amount of Sixteen Thousand Seven Hundred Fifty Dollars ($16,750) in accordance with customary Company policies and practices or in accordance with such changes in policy as may be authorized by the Board of Directors of the Company. Employee shall also be entitled to participate, on a pro rata basis, in CTI’s 2008 cash bonus program for its Strategic Management Team (“SMT”), as established by CTI’s Compensation Committee, which bonus plan should provide Employee annually with the opportunity to earn a bonus of up to 60% of Employee’s annual base salary for overachievement,

40% of annual base salary for 100% achievement, or less in the event of underachievement; provided, however, that the foregoing shall not be construed to guarantee a bonus to Employee. Target bonuses for future years shall be determined by CTI’s Compensation Committee.

3. Benefits. While employed by the Company, Employee shall be entitled (i) to participate in any Employee Benefit Plans which are maintained or established by the Company for its senior executive employees generally; (ii) a monthly car allowance of Seven Hundred Fifty Dollars ($750); and (iii) to four (4) weeks paid vacation leave per year accrued at the rate of 6.66 hours per pay period. Subject to the Employee’s compliance with the policies and procedures approved by the Board and applicable to all senior executives of the Company, including but not limited to the Company Travel Policy, the Company shall promptly reimburse the Employee for all expenses and disbursements reasonably incurred in the performance of his duties hereunder during the Period of Employment.

4. Noncompetition. Employee agrees that while he is employed by the Company and for the eighteen months (18 months) following termination of his employment he will not, except in furtherance of his employment with the Company, without the prior written consent of the Company, either directly or indirectly (i) solicit business from, or compete with the Company for the business of, any customer of the Company, or (ii) operate, control, advise, be engaged by, perform any consulting services for, invest in (other than less than one percent of the outstanding stock in a publicly held corporation which is traded over-the-counter or on a recognized securities exchange) or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity who or which researches, sells, manufacturers or distributes oncology drugs or oncology products in those geographical areas in which the Company conducts or has conducted such business during Employee’s employment.

5. Nondisclosure. Employee shall enter into Company’s standard form Invention and Proprietary Information Agreement contemporaneously with execution of this Agreement.

6. Noninterference. Employee agrees that while he is employed by the Company and for Severance Period, he will not, except in furtherance of his employment with the Company, and for an eighteen (18) month period thereafter, without the prior written consent of the Company, directly or indirectly solicit, induce, or attempt to solicit or induce any employee, agent, or other representative or associate of the Company to terminate its relationship with the Company or in any way interfere with such a relationship or a relationship between the Company and any of its suppliers or distributors.

7. Termination. The Company shall have the right to terminate Employee’s employment with the Company at any time with or without Cause (as defined below) by giving Employee fifteen (15) days notice in writing, providing that all earned but unpaid salary and benefits, including any accrued but unpaid vacation pay or paid time off amounts, are paid and/or delivered, as applicable. Employee may terminate his employment by giving the Company fifteen (15) days’ advance notice in writing. Employee’s employment shall terminate automatically in the event of his Disability (as defined below) or death.

8. Termination Benefits.

(a) In the event Employee’s employment is terminated without Cause by the Company or by the Employee for Good Cause (as defined below), he will be entitled to (i) an amount equivalent to eighteen (18) months (the “Severance Period”) of Employee’s base salary (which severance payments shall not be at less than his initial base salary rate set forth in paragraph 2 above), payable pursuant to Company’s normal payroll procedure (“Severance Pay”) during the Severance Period, which shall be paid beginning thirty (30) days after the later of such termination or the effectiveness of the Release, and (ii) direct payment by the Company to the COBRA administrator for continuing Employee’s medical, dental and vision coverage for himself and his dependents under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Severance Period, provided Employee makes a timely election for such continued coverage, and (iii) accelerated vesting of any unvested equity, including stock options and restricted stock, that has vesting dates within one year from the date of Employee’s termination, (clauses (i) and (ii) and (iii), collectively, the “Severance Pay”). The Severance Pay shall be conditioned upon (A) timely execution by Employee of a general release of claims (the “Release”) in a form reasonably acceptable to Employer, (B) voluntary resignation from all of Employee’s positions with the Company, and (C) continued compliance with the provisions of this Agreement, including the covenants contained in Sections 4, 5 and 6 of this Agreement.

(b) In the event Employee is terminated without Cause or Employee voluntarily terminates his employment in connection with or within twelve (12) months following a Change of Control of the Company, he will be entitled to the Severance Pay described in and subject to the provisions of paragraph 8(a) above. Additionally, and notwithstanding Section 8(a)(iii), he will be entitled to all equity vesting acceleration as set forth in the Consulting Letter Agreement referenced in the recitals to this Agreement.

(c) In the event Employee’s employment is terminated by the Company at any time with Cause, he will not be entitled to Severance Pay, pay in lieu of notice or any other such compensation (other than earned but unpaid salary and benefits, including any accrued but unpaid vacation pay or paid time off amounts).

(d) In the event Employee’s employment is terminated by the Company because of Disability, in addition to any short-term or long-term disability benefits he may be entitled to under any Company group disability plans, he will be paid for all earned but unpaid salary and benefits, including any accrued but unpaid vacation pay or paid time off amounts, as well as a pro rata share of his target bonus for the year in which his termination occurs, to be paid on the date such bonus would have been paid had Employee remained employed by the Company and in accordance with the Company’s payroll procedures. In addition, the Company will pay the COBRA premiums for Employee’s COBRA coverage for the period of time Employee is eligible for COBRA.

(e) Notwithstanding the foregoing, if the Company (for this purpose, “employer” as defined in Treas. Reg. 1.409A-1(h)(3)) is publicly traded on an established securities market or otherwise at the time of Employee’s termination of employment, (A) the amount, if any, payable to Employee pursuant to this Section 8 during the first six months of the

Severance Period shall not exceed two (2) times the amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the United States Internal Revenue Code (the “Code”) for the calendar year in which the termination of employment occurs, and (B) an amount equal to the amount, if any, by which the payments to Employee during such six-month period are reduced pursuant to clause (A) of this Section 8(d) shall be paid to Employee pursuant to the terms of this Section 8 on the first business day following the expiration of such six-month period. For the avoidance of doubt, the foregoing sentence is intended to cause all payments made to Employee under this Section 8 during the first six months of the Severance Period to qualify for the exception to deferred compensation set forth in Section 1.409A-1(b)(9)(iii) of the United States Treasury Regulations.

9. Definitions.

(a) “Cause” shall mean: (1) gross negligence or willful misconduct in the performance of Employee’s duties to the Company after written notice to Employee and the failure to cure same within ten (10) days after receipt of written notice; (2) refusal or failure to act in accordance with any lawful specific direction or order of the Board of Directors after written notice to Employee of such refusal or failure and the failure to cure the same within ten (10) days after receipt of written notice; (3) commission of any act of fraud with respect to the Company; (4) Employee’s material breach or any material provision of the Company’s confidentiality agreement, including without limitation, Employee’s theft or other misappropriation of Company property, breach by Employee of the Company’s Employee Invention and Proprietary Information Agreement; or (5) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined by the Board.

(b) “Change of Control” shall mean the occurrence of any of the following events: (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (2) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (3) a merger, consolidation or other transaction of the Company with or into any other corporation, entity or person, other than a transaction in which the holders of at least 50% of the shares of capital stock of the Company outstanding immediately prior thereto continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such transaction; or (4) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to election of directors to the Company).

(c) “Disability” shall mean the disability of Employee caused by any physical or mental injury, illness or incapacity as a result of which Employee is unable, with or without reasonable accommodation, to effectively perform the essential functions of Employee’s duties for a continuous period of more than 180 days in any 365 day period, as determined by an independent licensed medical doctor, mutually agreed upon by Employee and the Company’s Board of Directors.

(d) “Good Cause” shall mean a voluntary termination by the Employee, upon 30 days prior written notice to the Company, within 60 days following the occurrence of one or more of the following events without Employee’s prior written consent: (i) a material reduction in Employee’s responsibilities, authority, titles or offices resulting in diminution of his position, excluding for this purpose an isolated, insubstantial, inadvertent action not taken in bad faith; (ii) a material reduction in Employee’s base salary; (iii) relocation of Employee’s primary place of business for the performance of his duties to a location which is more than 20 miles from its prior location; or (iv) a material breach by the Company of this Agreement; and provided further that the Company shall have thirty (30) days after delivery of such notice to cure, and only if the Company does not cure within that time shall there be Good Cause.

10. Non-Disparagement. Each party agrees to refrain from any disparagement, criticism, defamation, or slander of the other, or tortious interference with the contracts and relationships of the other.

11. Remedy for Certain Breaches. Employee acknowledges that in consideration for the covenants and provisions set forth in Sections 4, 5 and 6 hereof, the Company has granted to Employee the employment, salary, and benefits described herein, and that the provisions of such Sections 4, 5 and 6 hereof were negotiated at arms’ length and are required for the fair and reasonable protection of the Company. Employee further acknowledges and agrees that a breach of any of the covenants, obligations, or agreements set forth in Sections 4 through 6 hereof will result in irreparable and continuing damage to the Company in its business and property for which there will be no adequate remedy at law, and Employee agrees that in the event of any such breach the Company and its successors or assigns shall be entitled to injunctive relief to restrain such breach by Employee, and to such other and further relief (including damages) as is proper under the circumstances.

12. Reformation of Agreement; Severability. The parties intend this Agreement to be enforced as written. However, in the event that any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Employee shall be subject to ouch restrictions and obligations as are reasonable under the circumstances and enforceable by the Company. In the event that a provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed-upon intent of the parties hereto that all remaining provisions or terms of the Agreement shall remain in full force and effect to the maximum extent permitted by law and the Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

13. Amendment to Comply with Section 409A of the Code. To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder, (a) the provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Code Section 409A, and (b) the parties hereto agree to amend this Agreement for purposes of complying with Code Section 409A promptly upon issuance of any Treasury regulations or guidance thereunder, provided that any such amendment shall not change the present value of the benefits payable to Employee hereunder or otherwise materially adversely affect Employee or the Company without the consent of such party.

14. Employee’s Cooperation. During Employee’s employment and thereafter, Employee shall cooperate with the Company and its subsidiaries and Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments). In the event the Company requires Employee’s cooperation in accordance with this paragraph after Employee’s termination of employment, the Company shall reimburse Employee solely for reasonable travel expenses (including lodging and meals, upon submission of receipts) and legal fees and shall, for any days of such cooperation (during the Severance Period, only for such days of cooperation in excess of seven (7) days), pay a per diem to Employee equal to the daily rate of his annual base salary (computed by dividing his annual base salary by 240 days) as in effect immediately prior to the termination of his employment.

15. Withholding. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Employee any U.S. federal, state, local or foreign taxes imposed with respect to Employee’s compensation or other payments from the Company, including, without limitation, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of stock.

16. Notices. Any notice required to be given under the terms of this Agreement shall be in writing and mailed to the recipient’s last known address or delivered in person. If sent by registered or certified mail, such notice shall be effective when mailed; otherwise, it shall be effective upon delivery.

17. Assignment. No rights of any kind under this Agreement shall, without the written consent of the Company, be transferable to or assignable by Employee, or be subject to alienation, encumbrance, garnishment, attachment, execution, or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

18. Mitigation. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement. Except as otherwise set forth herein with respect to health insurance benefits, any severance benefits payable to the Employee shall not be subject to reduction for any compensation received from other employment.

19. Indemnification. The Employee shall be indemnified by the Company against liability as an officer of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. To the full extent permitted under the corporate governing documents of the Company existing as of the date of this Agreement, and subject to the terms of any policies and procedures applicable to all directors and senior officers of the Company, the Company shall advance to the Employee payment of reasonable costs of defending against any claims covered by the foregoing indemnification commitment. The Executive’s rights under this Section 19 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto. The Company shall maintain full coverage of the Employee under all Director and Officer Liability Insurance Policies that the Company extends to other senior executives and directors, for a period no less than 5 years after the date of Employee’s termination. In the event of any inconsistency between this Section 19 and the governing documents of the Company, this Section shall be construed broadly for the benefit of the Employee and shall be in addition to, and not in lieu or in limitation of, any rights arising under any such arrangement.

20. Entire Agreement; Amendments, Waivers. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and there shall be no implied terms in addition to the express terms contained herein. This Agreement may not be changed orally, but only by an Agreement, in writing, signed by Employee and an officer of the Company specifically designated by the Board of Directors of the Company to execute such amendment. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the party waiving compliance. The failure of the Company at any time or from time to time to require performance of any of Employee’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provisions of this Agreement at a subsequent time; and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

21. Capacity. Employee represents and warrants to the Company that he has full legal power and capacity to execute, deliver and perform this Agreement.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

“COMPANY” Cell Therapeutics, Inc.		“EMPLOYEE” Craig Philips

By:	/s/ James Bianco	/s/ Craig Philips
	James Bianco, M.D.	Craig Philips
Chief Executive Officer

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